Exhibit 99.1

295 Woodcliff Drive, Suite 202, Fairport, New York 14450

CONTACT:	Investors and Media: Felix Veksler
Vice President, Investor Relations
ir@monro.com

FOR IMMEDIATE RELEASE

MONRO, INC. ANNOUNCES FIRST QUARTER FISCAL 2027 FINANCIAL RESULTS

FAIRPORT, N.Y. – July 29, 2026 – Monro, Inc. (Nasdaq: MNRO), a leading provider of automotive repair and tire services, today announced financial results for its first quarter ended June 27, 2026.

First Quarter Results

Sales for the first quarter of the fiscal year ending March 27, 2027 (“fiscal 2027”) decreased 4.6% to $287.1 million, as compared to sales of $301.0 million for the first quarter of the fiscal year ended March 28, 2026 (“fiscal 2026”). This was primarily driven by a reduction in sales of $9.0 million from the closure of 145 underperforming stores in the first quarter of fiscal 2026, as well as a 1.7% decrease in comparable store sales from continuing store locations.

Comparable store sales increased 8% for batteries and 1% for front end/shocks and alignments compared to the prior year period. Comparable store sales decreased 1% for tires and brakes and 5% for maintenance services compared to the prior year period. Please refer to the “Comparable Store Sales” section below for a discussion of how the Company defines comparable store sales.

Gross margin decreased 50 basis points compared to the prior year period, primarily from higher occupancy costs as a percentage of sales, which were partially offset by lower technician labor costs as a percentage of sales.

Total operating expenses for the first quarter of fiscal 2027 were $96.7 million, or 33.7% of sales, as compared to $113.0 million, or 37.5% of sales in the prior year period. The decrease was primarily driven by $17.8 million of lower store closing costs in the first quarter of fiscal 2027, $4.1 million of lower costs from the closure of 145 underperforming stores in the first quarter of fiscal 2026, and $3.7 million of lower costs incurred in connection with consultants related to the Company’s operational improvement plan. These were partially offset by $4.9 million of increased marketing costs to support the Company’s topline and $4.6 million of increased costs at continuing locations, primarily front shop labor.

Operating income for the first quarter of fiscal 2027 was $3.7 million, or 1.3% of sales, as compared to an operating loss of $6.1 million, or -2.0% of sales in the prior year period. Adjusted operating income, a non-GAAP measure, for the first quarter of fiscal 2027 was $2.2 million, or 0.8% of sales, as compared to adjusted operating income of $14.0 million, or 4.7% of sales in the prior year period. Please refer to the reconciliation of adjusted operating income in the table below for details regarding excluded items in the first quarters of fiscal 2027 and 2026. Please refer to the “Non-GAAP Financial Measures” section below for a discussion of this non-GAAP measure.

Interest expense was $4.6 million for the first quarter of fiscal 2027, as compared to $4.8 million for the first quarter of fiscal 2026, principally due to lower weighted average debt, which was driven by a decrease in finance lease obligations related to the Company’s store locations.

Income tax expense in the first quarter of fiscal 2027 was $0.2 million, or an effective tax rate of -7.7%, compared to an income tax benefit of $2.7 million, or an effective tax rate of 24.8% in the prior year period. The year-over-year difference in effective tax rate is primarily related to a decrease in unrecognized tax benefits as well as the impact from other adjustments, none of which are significant, on the change in pre-tax loss.

Net loss for the first quarter of fiscal 2027 was $2.1 million, as compared to a net loss of $8.1 million in the same period of the prior year. Diluted loss per share for the first quarter of fiscal 2027 was $.08. This compares to diluted loss per share of $.28 in the first quarter of fiscal 2026. Adjusted diluted loss per share, a non-GAAP measure, for the first quarter of fiscal 2027 was $.09. This compares to adjusted diluted earnings per share of $.22 in the first quarter of fiscal 2026. Please refer to the reconciliation of adjusted net (loss) income and adjusted diluted (loss) earnings per share in the tables below for details regarding excluded items in the first quarters of fiscal 2027 and 2026. Please refer to the “Non-GAAP Financial Measures” section below for a discussion of these non-GAAP measures.

Monro ended the first quarter with 1,115 company-operated stores and 47 franchised locations.

“Our first quarter comparable store sales declined 1.7%, reflecting an operating environment, which continued to challenge the full-service auto aftermarket. This was driven by lower store traffic as well as consumers that continued to defer higher-ticket spending decisions in tires and brakes and traded-down to lower-cost alternatives in our tire category. However, and importantly, we were able to hold our tire unit volumes flat, and we believe this allowed us to take market share, both in our tier one tires as well as in our overall tire category in the quarter. We believe that this is a direct result of our promotional effectiveness and the timely expansion of our tier four tire offerings, which allowed us to meet the needs of our customers across the price spectrum. The effectiveness of our ConfiDrive courtesy inspection process helped us drive average repair order growth in the quarter. This was driven by meaningful improvements in certain of our higher-margin service categories, including batteries, alignments, and front/end shocks. This performance reinforces that we continue to deliver genuine value to our full-service customers, even in a difficult spending environment. Importantly, we maintained our marketing investment during the quarter, despite the sales headwinds we faced”, said Peter Fitzsimmons, President and Chief Executive Officer.

Fitzsimmons continued, “While we’re not satisfied with our results, we remain confident that the operational progress we’ve made is building a foundation for improved performance as consumer spending stabilizes.”

Financial Position

As of June 27, 2026, the Company had availability under its credit facility of $261.5 million and cash and equivalents of $9.5 million.

First Quarter Fiscal 2027 Cash Dividend

On June 16, 2026, the Company paid a cash dividend for the first quarter of fiscal 2027 of $.28 per share.

Environmental, Social & Governance (ESG)

Monro recently released its sixth annual ESG Report, which covers fiscal 2026. The report highlights the Company’s ESG initiatives, including ongoing commitments to operational excellence and responsible business practices as the foundation for driving growth, strengthening relationships, and delivering long-term value to stakeholders. The report is available on the Company’s corporate website at corporate.monro.com/esg/default.aspx.

Company Expectations

Monro is not providing fiscal 2027 financial guidance at this time but will provide perspective on its expectations for fiscal 2027 during its earnings conference call.

Earnings Conference Call and Webcast

The Company will host a conference call and audio webcast on July 29, 2026 at 8:30 a.m. Eastern Time. The conference call may be accessed by dialing 1-800-715-9871 and using the required access code of 4507272. A replay will be available approximately two hours after the recording through Wednesday, August 12, 2026 and can be accessed by dialing 1-800-770-2030 and using the required access code of 4507272. A replay can also be accessed via audio webcast at the Investors section of the Company’s website, located at corporate.monro.com/investors.

About Monro, Inc.

Monro, Inc. (NASDAQ: MNRO) is one of the nation’s leading automotive service and tire providers, delivering best-in-class auto care to communities across the country, from oil changes, tires and parts installation, to the most complex vehicle repairs. With a focus on sustainable growth, the Company generated approximately $1.2 billion in sales in fiscal 2026. Monro brings customers the professionalism and high-quality service they expect from a national retailer, with the convenience and trust of a neighborhood garage. Monro’s highly trained teammates and certified technicians bring together hands-on experience and state-of-the-art technology to diagnose and address automotive needs every day to get customers back on the road safely. For more information, please visit corporate.monro.com.

Cautionary Note Regarding Forward-Looking Statements

The statements contained in this press release that are not historical facts may contain statements of future expectations and other forward-looking statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by such words and phrases as “continue,” “expect,” “may,” “believe,” “focus,” “will,” “plan,” “should,” “estimate,” and other similar words or phrases. Forward-looking statements are subject to risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed. These factors include, but are not necessarily limited to uncertainty related to the financial and operational impact of the operational improvement plan, product demand, advances in automotive technologies including adoption of electric vehicle technology, our dependence on third parties for certain inventory, dependence on and competition within the primary markets in which the Company’s stores are located, the effect of general business or economic and geopolitical conditions on the Company’s business, including consumer spending levels, inflation, and unemployment, seasonality, our ability to generate sufficient cash flows from operations and service our debt obligations and comply with the terms of our credit agreement, changes in the U.S. trade environment, including the impact of tariffs on imported products, the impact of competitive services and pricing, product development, parts supply restraints or difficulties, the impact of weather trends and natural disasters, industry regulation, risks relating to leverage and debt service (including sensitivity to fluctuations in interest rates), continued availability of capital resources and financing, risks relating to protection of customer and employee personal data, risks relating to litigation, risks relating to integration of acquired businesses and other factors set forth elsewhere herein and in the Company’s Securities and Exchange Commission filings, including the Company’s annual report on Form 10-K for the fiscal year ended March 28, 2026. Except as required by law, the Company does not undertake and specifically disclaims any obligation to update any forward-looking statement to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

Non-GAAP Financial Measures

In addition to reporting operating income (loss), net loss, and diluted loss per share, which are generally accepted accounting principles (“GAAP”) measures, this press release includes adjusted operating income, adjusted net (loss) income, and adjusted diluted (loss) earnings per share, which are non-GAAP financial measures. The Company has included reconciliations from adjusted operating income, adjusted net (loss) income, and adjusted diluted (loss) earnings per share to their most directly comparable GAAP measures, operating income (loss), net loss, and diluted loss per share. Management views these non-GAAP financial measures as a way to better assess comparability between periods because management believes the non-GAAP financial measures show the Company’s core business operations while excluding certain items that are not part of our core operations such as pension settlement expense, consulting costs related to the Company’s operational improvement plan, transition costs related to back-office optimization, write-off of debt issuance costs, costs related to shareholder matters, and store closing costs net of related gains on the sale of owned locations, lease assignments and early lease terminations.

These non-GAAP financial measures are not intended to represent, and should not be considered more meaningful than, or as an alternative to, their most directly comparable GAAP measures.

These non-GAAP financial measures may be different from similarly titled non-GAAP financial measures used by other companies.

Comparable Store Sales

The Company defines comparable store sales as sales for locations that have been opened or owned at least one full fiscal year. The Company believes this period is generally required for new store sales levels to begin to normalize. Management uses comparable store sales to assess the operating performance of the Company’s stores and believes the metric is useful to investors because the Company’s overall results are dependent upon the results of its stores.

Source: Monro, Inc.

MNRO-Fin

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MONRO, INC.

Financial Highlights

(Unaudited)

(Dollars and share counts in thousands)

	Quarter Ended Fiscal June
	2026	2025	% Change
Sales	$287,129	$301,035	(4.6)%
Cost of sales, including occupancy costs	186,734	194,129	(3.8)%

Gross profit	100,395	106,906	(6.1)%
Operating, selling, general and administrative expenses	96,700	112,981	(14.4)%

Operating income (loss)	3,695	(6,075)	160.8%
Interest expense, net	4,635	4,784	(3.1)%
Other expense (income), net	1,056	(158)	768.4%

Loss before income taxes	(1,996)	(10,701)	81.3%
Provision for (benefit from) income taxes	153	(2,651)	105.8%

Net loss	$(2,149)	$(8,050)	73.3%

Diluted loss per share	$(0.08)	$(0.28)	71.4%

Weighted average number of diluted shares outstanding	30,145	29,967
Number of stores open (at end of quarter)	1,115	1,115

MONRO, INC.

Financial Highlights

(Unaudited)

(Dollars in thousands)

	June 27, 2026	March 28, 2026
Assets
Cash and equivalents	$9,526	$14,633
Inventory	156,225	155,270
Other current assets	65,980	66,738

Total current assets	231,731	236,641
Property and equipment, net	239,346	241,857
Finance lease and financing obligation assets, net	142,842	148,807
Operating lease assets, net	179,239	175,899
Other non-current assets	763,348	764,773

Total assets	$1,556,506	$1,567,977

Liabilities and Shareholders’ Equity
Current liabilities	$472,873	$517,837
Long-term debt	108,435	60,000
Long-term finance leases and financing obligations	184,070	193,173
Long-term operating lease liabilities	159,169	156,209
Other long-term liabilities	49,457	49,285

Total liabilities	974,004	976,504
Total shareholders’ equity	582,502	591,473

Total liabilities and shareholders’ equity	$1,556,506	$1,567,977

MONRO, INC.

Reconciliation of Adjusted Operating Income

(Unaudited)

(Dollars in Thousands)

	Quarter Ended Fiscal June
	2026	2025
Operating Income (Loss)	$3,695	$(6,075)
Consulting costs related to operational improvement plan	1,009	4,722
Transition costs related to back-office optimization	333	571
Costs related to shareholder matters	80	—
Store closing costs, net (a)	(2,960)	14,816

Adjusted Operating Income	$2,157	$14,034

MONRO, INC.

Reconciliation of Adjusted Net (Loss) Income

(Unaudited)

(Dollars in Thousands)

	Quarter Ended Fiscal June
	2026	2025
Net Loss	$(2,149)	$(8,050)
Pension settlement expense	1,171	—
Consulting costs related to operational improvement plan	1,009	4,722
Transition costs related to back-office optimization	333	571
Write-off of debt issuance costs	221	263
Costs related to shareholder matters	80	—
Store closing costs, net (a)	(2,960)	14,816
Provision for (benefit from) income taxes on pre-tax adjustments (b)	38	(5,297)

Adjusted Net (Loss) Income	$(2,257)	$7,025

MONRO, INC.

Reconciliation of Adjusted Diluted (Loss) Earnings Per Share

(Unaudited)

	Quarter Ended Fiscal June
	2026	2025
Diluted Loss Per Share	$(0.08)	$(0.28)
Pension settlement expense	0.03	—
Consulting costs related to operational improvement plan	0.02	0.12
Transition costs related to back-office optimization	0.01	0.01
Write-off of debt issuance costs	0.01	0.01
Costs related to shareholder matters	0.00	—
Store closing costs, net (a)	(0.07)	0.37

Adjusted Diluted (Loss) Earnings Per Share	$ (0.09)	$0.22

Note: Amounts may not foot due to rounding.

a)

Amounts include the closing costs and asset write-offs related to the closure of 145 underperforming stores, in accordance with the store closure plan, net of related gains on the sale of owned locations, lease assignments and early lease terminations.

b)

The adjustments to diluted (loss) earnings per share reflect estimated annual effective income tax rates of 26.0 percent for the quarters ended fiscal June 2026 and 2025. This represents the tax effect of non-GAAP adjustments calculated at an estimated blended statutory tax rate.